NEWS RELEASE	F O R I M M E D I A T E R E L E A S E

FROM: Sheli L. Fyock,
Assistant Vice-President/Marketing
%Irwin Bank & Trust Co.
309 Main Street
Irwin, PA 15642
724-978-2705

IBT BANCORP, INC. SECOND QUARTER DIVIDEND DECLARED APRIL 15, 2008

IRWIN, PENNSYLVANIA, April 16, 2008 – The Board of Directors of IBT Bancorp, Inc. (AMEX: IRW) declared a cash dividend of $.25 per share on April 15, 2008. The dividend will be paid on May 7, 2008 to stockholders of record on April 25, 2008. This dividend represents an annual yield of 3.40% based upon a stock price of $29.44 at the close of business on April 14, 2008.

The Company also announced that it is suspending the Dividend Reinvestment/Cash Purchase Plan pending completion of the previously announced merger with S&T Bancorp. A dividend check, for this quarterly dividend, will be sent to each participant in the Dividend Reinvestment plan.

IBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned subsidiary, Irwin. The bank operates through its main office, six branch offices, a loan center, and a trust office, as well as through three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank’s website is www.myirwinbank.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.